Project Avalanche Discussion Materials for Islanders’ Board of Directors August 30, 2020 Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Securities and Exchange Commission. Exhibit (c)(ii)

Goldman Sachs Disclaimer These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the Board of Directors (the “Board") and senior management of Islanders (the "Company") in connection with their consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Board, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand.

Stifel Disclaimer This presentation and the information contained herein is confidential and has been prepared exclusively for the benefit and internal use of the Stifel client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”). In connection with the preparation and provision of these materials, Stifel has relied upon and assumed, without independent investigation or verification, the accuracy and completeness of all financial and other information that was made available, supplied, or otherwise communicated to Stifel by or on behalf of the Company and other publicly available information, and Stifel expressly disclaims any responsibility for, or liability in connection with, such information or the Company’s use of these materials. Any analyses of any potential strategic alternatives or transactions that may be available to the Company reflected in these materials (and the other contents hereof) are preliminary and are subject to the assumptions and qualifications set forth herein, as well as further review and modification by Stifel. Any valuation ranges or other estimates are solely illustrative and do not purport to be valuation advice in respect of the Company or any other entity (including any potential counterparty to any strategic alternative or transaction) and should not be relied upon as such. Any such advice would only be provided pursuant to an engagement letter or other definitive written agreement entered into between the Company and Stifel. These materials are necessarily based upon economic, market, financial, and other conditions as they exist on, and on the information made available to us as of, the date of these materials, and subsequent developments may affect the analyses (if any), information, or other contents in these materials. These materials do not contain advice in any respect as to the legal, regulatory, tax, or accounting consequences of any potential strategic alternatives or transactions on the Company or the Company’s shareholders, and it is the responsibility of such parties to obtain advice on such matters from other qualified professionals. It is understood that these materials are solely for the information of, and directed to, the Company and its Board of Directors in their evaluation of potential strategic alternatives or a transaction and are not to be viewed as definitive or to be relied upon by any shareholder of the Company or any other person or entity. These materials are not intended to, and do not, constitute a valuation of the Company or any other party (including, without limitation, the price or consideration that may be offered or paid in any potential transaction, or in any of the other terms thereof), a fairness opinion, or a recommendation to the Company as to how the Company, its Board of Directors, or shareholders should vote or act with respect to any potential strategic alternatives or transactions, and are provided for informational purposes only. Any identification of, or discussion regarding, any third parties in these materials does not purport to indicate the interest or receptiveness of any such party to a strategic alternative or transaction with the Company. Any such indication of interest, and the potential terms of any such transaction, can only be ascertained through substantive negotiations with such third parties. Stifel cannot and will not guarantee the successful consummation of any potential strategic alternative or transaction referenced herein. In addition, the Company should be aware that in the ordinary course of Stifel’s business, it may have had confidential discussions with financial investors or with parties in the Company’s industry group (including competitors) regarding strategic alternatives, including potential transactions. Such discussions may have focused on specific companies and/or presented illustrative data concerning possible transactions involving such companies, which may include the Company. These materials are confidential and are not to be published, quoted, or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for any potential strategic alternatives or transactions, nor shall these materials be used for any other purposes, without Stifel’s express written consent. All transaction announcements included herein appear as a matter of record only. Dollar volume for securities offerings represents full credit to underwriter. Stifel is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing, and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, which may conflict with the interests of the Company, Stifel and its affiliates from time-to-time may: (i) effect transactions for its own account or the accounts of its customers and hold long or short positions in debt or equity securities or other financial instruments (or related derivative instruments) of the Company or other parties which may be the subject of any engagement or transaction involving the Company; (ii) hold discussions with and provide information to clients, potential clients, and other entities regarding various market and strategic matters (including potential strategic alternatives), which entities may include potential counterparties to a transaction or strategic alternative involving the Company, and which matters may have included a possible transaction with the Company; and/or (iii) perform various investment banking, financial advisory, and other services for other clients and customers who may have conflicting interests with respect to the Company. Independence of Research Stifel prohibits its employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change a rating or price target, as consideration or inducement for the receipt of business or for compensation. Basis of Presentation References herein to “Stifel” collectively refer to Stifel, Nicolaus & Company, Incorporated and other affiliated broker-dealer subsidiaries of Stifel Financial Corp. References herein to “Stifel Financial” refer to Stifel Financial Corp. (NYSE: SF), the parent holding company of Stifel and such other affiliated broker-dealer subsidiaries. Unless otherwise indicated, information presented herein with respect to the experience of Stifel also includes transactions effected and matters conducted by companies acquired by Stifel (including pending acquisitions publicly announced by Stifel) or by Stifel personnel while at prior employers.

Source: Bloomberg, CapitalIQ, company filings, market data as of August 28, 2020. Note: Basic shares outstanding per company filings. Assumes 10.05mm options outstanding and 1.53mm RSUs outstanding per Avalanche Management. ($ and shares in millions, except for per share values) Overview of the Proposal

Avalanche’s Share Price Performance Over Last 12 Months Source: Bloomberg, company filings, Wall Street research; market data as of 28-Aug-2020 1/23/20 19.15 4/24/20 18.00 4/30/20 17.06 6/9/20 16.78 6/25/20 15.06 Date Event 24-Aug-2018 (25)% FDA issues CRL on Waylivra in FCS 23-Sept-2019 (20)% Announcement of CEO transition to interim CEO Damien McDevitt and departures of the Company’s CEO, President and COO 07-Oct-2019 +31% Avalanche and Pfizer announce licensing agreement for investigative antisense therapy ANGPTL3-L(Rx) 20-Nov-2019 +8% Announces closing of licensing agreement with Pfizer for ANGPTL3-L(Rx) (Mkt. close 19-Nov) 10-Jan-2020 +3% Announces initiation of the CARDIO-TTRansform Phase 3 cardiovascular outcomes study for TTR-LRx in patients with ATTR cardiomyopathy 22-Jan-2020 +11% Reports positive topline Phase 2 results of APOCII-L Rx with demonstrated favorable safety and tolerability 8-Jun-2020 +11% Announces appointment of Damien McDevitt to CEO 4-Aug-2020 (3)% Reports Q2 2020 earnings; revenue miss; did not provide guidance on timing of Waylivra US refiling Notable Stock Price Reactions Last Twelve Months Stock Price Performance 1 2 3 7 4 5 6 1 2 3 4 5 6 52-week high: $22.47 52-week low: $10.84 7 (44.3)%

PRELIMINARY & CONFIDENTIAL

Summary of Goldman Sachs' Illustrative Avalanche Financial Analyses

	Financial Analyses	Illustrative Price per Share	Comments
Financial Valuation	1 Sum-of-the-Parts (SOTP): Standalone Avalanche[1]	$ 14.44 – $ 17.89	■ Avalanche Management projections through 2029; extrapolation until 2040[2] per Islanders Management ■ 8.0 % - 10.0% WACC
	2 Sum-of-the-Parts (SOTP): Avalanche under Islanders' Control	$ 19.32 – $ 23.87	■ Avalanche Management projections per Islanders Management including value levers under Islanders' control[3] ■ 8.0 % - 10.0% WACC
	3 Precedent Squeeze-Out Transactions	$ 13.11 – $ 22.85	■ Premia to undisturbed price based on select squeeze-out transactions with deal value >$200mm ■ Low: 15.2% based on min. premium at final bid ■ High: 100.8% based on max. premium at final bid
Public Market Perspectives	4 52-Week Trading Range	$ 10.84 – $ 22.47	■ 52-week low of $10.84 as of 31-Jul-2020 ■ 52-week high of $22.47 as of 19-Sep-2019
	5 Analyst Price Targets	$ 16.00 – $ 41.00	■ High: $41 ■ Low: $16

Current Share Price: $11.38

Final Offer Price: $18.15

Source: Avalanche LRP projections used per instruction of Islanders Management, Bloomberg, company filings, market data as of August 28, 2020

Note: Confidential. Illustrative, for discussion purposes only. Valuation as of June 30, 2020. Assumes cash and cash equivalents of $390mm as of June 30, 2020. Assumes 101.6mm basic shares outstanding, 10.05mm options outstanding and 1.53mm RSUs outstanding. [1] Assumes $212mm follow-on in 2021 issued at a share price of $16.35 and $265mm follow-on in 2023 issued at a share price of $18.96. [2] Extrapolation until [*] for ANGPTL3-L given LOE in [*]. [3] Includes (i) expected cost synergies, (ii) absence of future financing need, (iii) [***] outlicensing, (iv) TTR-L go-it-alone scenario, (v) TTR-L launch at year-end [*], (vi) APOCIII revised partnership terms, (vii) APO(a) extension of exclusivity period, and (viii) removal of Islanders' in-licensed asset.

Goldman Sachs 6

PRELIMINARY & CONFIDENTIAL

Stifel's Avalanche Valuation Review

Methodology	Commentary
Sum-of-the-Parts (SOTP) Standalone Avalanche(1)	• Avalanche Management projections through 2029; extrapolation until 2040(1) per Islanders Management • SOTP based on each of Avalanche's products • No terminal value • 9.0% - 12.0% WACC
Sum-of-the-Parts (SOTP) Avalanche Under Islanders Control(2)	• Avalanche Management projections per Islanders Management including potential value levers under Islanders' control(2) • SOTP based on each of Avalanche's products • No terminal value • 7.5% - 9.5% WACC
Precedent-Squeeze Out Transactions(3)	• Based on selected majority-owned precedent transactions with deal value >$200mm • Premia based on min and max premium to 1-day unaffected stock price of 15.2% and 100.8%, respectively
52-Week Trading Range(4)	• 52-week high of $22.47 as of September 19, 2019 • 52-week low of $10.84 as of July 31, 2020
Analyst Consensus(5)	• Based on analyst price target estimates

Implied Price Per Share



Current Price: $11.38
Offer Price: $18.15
$11.59
$15.78
$21.16
$26.00
$13.11
$22.85
$10.84
$22.47
$25.00
$16.00
$26.00
$41.00
$0.00
$10.00
$20.00
$30.00
$40.00
$50.00

Source: Avalanche Management projections (including adjustments from Islanders' Management), company filings, Bloomberg, Wall Street research and FactSet as of August 28, 2020.
Note: Confidential. Illustrative, for discussion purposes only. Valuation as of October 31, 2020, assumes mid-year discounting. Assumes cash and cash equivalents of $370 million, projected as of October 31, 2020. Assumes 101.599mm basic shares outstanding, 10.053mm options outstanding at a weighted average strike price of $18.53 per share and 1.526mm RSUs outstanding.

(1) Avalanche's Management projections including adjustments from Islanders' Management. Extrapolation until [*] for ANGPTL3-L given LOE in [*]. Discount rate of 9.0% - 12.0% based on a weighted average cost of capital analysis using Avalanche's selected publicly traded comparable companies and Stifel judgement, refer to page 11.
(2) Includes potential value levers under Islanders' control, including: (i) expected cost synergies, (ii) [***] outlicensing, (iii) TTR-L go-it-alone scenario, (iv) TTR-L launch at year-end [*], (v) APOCIII-L revised partnership terms, (vi) APO(a)-L extension of exclusivity period, and (vii) removal of Islanders' in-licensed asset. Discount rate of 7.5% - 9.5% based on a weighted average cost of capital analysis using Islanders' selected publicly traded comparable companies and Stifel judgement, refer to page 12.
(3) Includes 2008–present selected majority-owned precedent transactions greater than $200 million in transaction value with a U.S. target.
(4) Market data per FactSet as of August 28, 2020.
(5) Based on analyst price target estimates as of August 28, 2020.

STIFEL

7

PRELIMINARY & CONFIDENTIAL

Precedent Squeeze-Out Transactions Analysis

Announce Date	Target	Acquiror	Pre-Deal Ownership	Deal Value	Premiums: Initial Bid 1-Day(1)	Premiums: Final Bid 1-Day(1)	Premiums: Final Bid 20-Day(1)
11/27/19	AVX	Kyocera	72.0%	$1,046.1	29.7%	44.6%	41.2%
04/24/19	Speedway Motorsports	Sonic Financial	71.3%	234.3	29.1%	41.7%	39.9%
11/16/18	EMC Insurance	Employers Mutual Casualty	54.3%	372.2	25.1%	50.1%	53.1%
11/09/18	International Speedway	NASCAR(2)	74.7%	1,128.4	7.5%	15.2%	25.0%
06/18/18	Foundation Medicine	Roche	55.9%	2,260.9	24.9%	28.7%	61.6%
01/09/18	AmTrust Financial Services	Evergreen Parent	54.9%	1,327.5	20.7%	45.3%	41.7%
03/07/16	National Interstate	Great American Insurance(3)	50.8%	311.6	34.8%	46.0%	31.0%
02/29/16	Federal-Mogul	Icahn Enterprises	82.0%	304.5	40.6%	100.8%	109.6%
12/13/12	Clearwire	Sprint Nextel	50.4%	3,329.8	17.9%	40.1%	53.1%
11/28/12	Sauer-Danfoss	Danfoss	75.6%	692.9	24.4%	48.6%	46.0%
10/31/10	CNA Surety	CNA Financial	62.0%	477.6	14.2%	37.9%	51.6%
08/26/10	Wesco Financial	Berkshire Hathaway	80.1%	545.4	18.6%	18.6%	14.2%
04/04/10	Terra Industries	CF Industries	85.7%	659.4	26.3%	80.8%	68.6%
09/03/09	Odyssey Re	Fairfax Financial	72.6%	1,050.0	15.8%	29.8%	39.7%
07/21/08	Genentech	Roche	55.7%	46,763.5	8.8%	16.1%	27.1%
03/09/08	Nationwide Financial Services	Nationwide Mutual Insurance	64.3%	2,449.9	15.9%	28.3%	28.7%

Summary Statistics (n=16):

			Pre-Deal Ownership	Deal Value	Initial Bid 1-Day	Final Bid 1-Day	Final Bid 20-Day
Max			**85.7%**	**$46,763.5**	**40.6%**	**100.8%**	**109.6%**
Mean			**66.4%**	**$3,934.6**	**22.1%**	**42.0%**	**45.8%**
Median			**64.3%**	**$869.5**	**22.6%**	**40.9%**	**41.5%**
Min			**50.4%**	**$234.3**	**7.5%**	**15.2%**	**14.2%**

Source: Company filings, press releases and FactSet. Note: $ in millions.
(1) Based on the unaffected stock price prior to the transaction announcement.
(2) Pre-Deal ownership represents total voting power.
(3) Final bid to 1-Day premium includes a one-time $0.50/share dividend payment.

8

Goldman Sachs STIFEL

Appendix: Additional Materials

Goldman Sachs’ Avalanche Illustrative Weighted Average Cost of Capital Analysis Source: Bloomberg, CapitalIQ, company filings, Axioma; market data as of 28-Aug-2020 Note: $ in millions. Target Capital Structure WACC Sensitivity Analysis Avalanche Beta as of 19-Feb-20 (pre-COVID) Historical 1.65 Predicted 1.40

Stifel’s Avalanche Weighted Average Cost of Capital Summary Bloomberg adjusted betas for 2 year weekly betas as of August 28, 2020. Public debt is valued at book value and assumes beta of debt is zero. Unlevered Beta = Levered Beta / [1 + (Debt/Equity Value)*(1-Tax Rate) ]. Based on Capital Asset Pricing Model. Risk-free rate of return utilizes the 20-year Treasury yield of 1.29% as per www.treasury.gov, as of August 28, 2020. Market risk premium is calculated by using the 2019 Duff & Phelps Cost of Capital Navigator as of December 31, 2019 for a market risk premium of 7.15% and a 1.47% size premium for market capitalizations between $994 million and $1,668 million. Assumes a 26% tax per Avalanche Management.

Stifel’s Islanders Weighted Average Cost of Capital Summary Bloomberg adjusted betas for 2 year weekly betas as of August 28, 2020. Public debt is valued at book value and assumes beta of debt is zero. Unlevered Beta = Levered Beta / [1 + (Debt/Equity Value)*(1-Tax Rate) ]. Based on Capital Asset Pricing Model. Risk-free rate of return utilizes the 20-year Treasury yield of 1.29% as per www.treasury.gov, as of August 28, 2020. Market risk premium is calculated by using the 2019 Duff & Phelps Cost of Capital Navigator as of December 31, 2019 for a market risk premium of 7.15% and a 0.73% size premium for market capitalizations between $6,619 million and $13,100 million. Assumes a 26% tax per Islanders Management.